UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): October 7, 2005
SIPEX CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-27892	04-6135748

(State of incorporation)	(Commission file number)	(IRS. Employer Identification No.)
233 South Hillview Drive
Milpitas, CA 95053

(Address of principal executive offices)
(408) 934-7500

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 7, 2005, Sipex entered into an Amendment No. 1 to the Loan and Security Agreement, with Silicon Valley Bank dated July 21, 2005. The Amendment provides that the first sentence of Section 2.1.1 (Revolving Advances) of the Loan and Security Agreement is amended to read in its entirety as follows: “Bank will make advances not exceeding the lesser of (i) the Borrowing Base plus $500,000, and (ii) the Committed Revolving Line, minus the Sublimit Utilization Amount.” In addition, the Amendment provides that the first sentence of Section 2.3 (Interest Rate) is amended in its entirety to read as follows: “Advances accrue interest on the outstanding balance at a per annum rate equal to the Prime Rate plus one percent (1.00%),” and a new subsection (d) is added to Section 2.4 (Fees) as follows: “(d) Collateral Handling Fee. A collateral handling fee of $500 per month, payable monthly.”
     The amendment also provides that the Section 6.7 (Financial Covenants) of the Loan and Security Agreement is amended in its entirely to read as follow:
     (a) Minimum Liquidity Ratio. Borrower will maintain as of the last day of each month, a Liquidity Ratio of not less than 1.50:1.00. The Liquidity Ratio is calculated as Borrower’s consolidated Accounts divided by the Obligations.”
     (b) Tangible Net Worth. Borrower will maintain, as of the last day of each quarter set forth below, a Tangible Net Worth of at least the amount set forth opposite such date.

Quarter Ending Date	Minimum Tangible Net Worth
September 30, 2005	$45,565,300
December 31, 2005	$38,436,000
March 31,2006	$32,151,200
June 30, 2006	$26,113,000
     Further the Amendment provides that the following Sections 5.2 (Collateral), 6.2 (Financial Statements, Reports, Certificates), and 13.1 (Definitions) of the Loan and Security Agreement be amended as set forth in Exhibit 10.1.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits
10.1	Amendment No.1 to Loan and Security Agreement between Sipex Corporation and Silicon Valley Bank dated October 7, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SIPEX CORPORATION
(Registrant)

Dated: October 12, 2005	By:	/s/ Clyde R. Wallin

Clyde R. Wallin
Chief Financial Officer and Sr. VP of Finance

EXHIBIT INDEX
10.1	Amendment No.1 to Loan and Security Agreement between Sipex Corporation and Silicon Valley Bank dated October 7, 2005.

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